As filed with the Securities and Exchange Commission on March 23, 2022

Registration No. 333-165582

Registration No. 333-204336

United States

SECURITIES AND EXCHANGE cOMMISSION

Washington, D.C. 20549

___________________________

Post-effective amendment NO. 1 to form s-8 registration no. 333-165582

Post-effective amendment No. 1 to form s-8 registration no. 333-204336 under

the securities act of 1933

___________________________

The Toro Company

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0580470 (I.R.S. Employer Identification No.)

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

(Address of Principal Executive Offices) (Zip Code)

___________________________

The Toro Company Amended and Restated

2010 Equity and Incentive Plan

(Full title of the plan)

Amy E. Dahl

Vice President, Human Resources, General Counsel and Corporate Secretary

The Toro Company

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

(Name and address of agent for service)

(952) 888-8801

(Telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq.

Fox Rothschild LLP

222 South Ninth Street, Suite 2000

Minneapolis, Minnesota 55402

(612) 607-7287

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

The share numbers in the Explanatory Note below reflect adjustments for a two-for-one stock split effected on June 29, 2012, and a two-for-one stock split effected on September 16, 2016, as applicable.

The Toro Company (the “Registrant”) is filing this Post-Effective Amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-165582) and the Registration Statement on Form S-8 (File No. 333-204336) (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission on March 19, 2010 and May 20, 2015, respectively, which registered 11,000,000 and 1,396,486 shares of the Registrant’s common stock, $1.00 par value per share (the “Common Stock”), respectively, to be issued pursuant to The Toro Company Amended and Restated 2010 Equity and Incentive Plan 2010 Plan (the “2010 Plan”).

The Registrant’s authority to grant new awards under the 2010 Plan terminated upon shareholder approval of The Toro Company 2022 Equity and Incentive Plan (the “2022 Plan”) on March 15, 2022 (the “Effective Date”). The number of shares of Common Stock available for issuance under the 2022 Plan includes, subject to adjustment pursuant to the terms of the 2022 Plan, 2,515,966 shares of Common Stock remaining available for issuance under the 2010 Plan as of the Effective Date but not subject to outstanding awards as of the Effective Date (the “Carryover Shares”).  The terms of the 2010 Plan, as applicable, will continue to govern awards outstanding under the 2010 Plan, until exercised, expired, paid or otherwise terminated or canceled.

The Registrant is filing this Post-Effective Amendment in order to remove from registration the 2,515,966 Carryover Shares under the 2010 Plan that have been carried over to the 2022 Plan.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on March 23, 2022.

THE TORO COMPANY
(Registrant)

By:	/s/ Amy E. Dahl
Amy E. Dahl
Vice President, Human Resources, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to each of the registration statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

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